Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:   Molly Salky, 314.423.8000 x5353

Media:        Jill Saunders, 314.423.8000 x5293

BARRY ERDOS TO LEAVE BUILD-A-BEAR WORKSHOP®;

SCOTT SEAY NAMED PRESIDENT AND CHIEF OPERATING BEAR;

PAUL BUNDONIS AND DAVE FINNEGAN PROMOTED

ST. LOUIS – January 5, 2007 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced several changes in its senior management team. Barry Erdos, the Company’s president and chief operating officer bear, will be leaving the company effective January 5, 2007; Scott Seay, currently the Company’s chief workshop bear has been named President and Chief Operating Bear. Mr. Erdos’ resignation will reduce the size of the board from nine to eight.

“On behalf of the board of directors and management, I would like to extend our appreciation to Barry for his service,” said Maxine Clark, chairman and chief executive bear. “The projects Barry came to accomplish at Build-A-Bear Workshop are now complete. Barry was an important participant throughout our IPO and our transition to a publicly held company. We wish Barry success in his future endeavors. At the same time, I am delighted to announce Scott’s appointment. He has been a leading participant ensuring that our store and logistical support activities deliver the operational excellence we have set for our guests. Scott has also been the leader of the successful integration of our United Kingdom acquisition.”

Seay has been chief workshop bear at Build-A-Bear Workshop since May 2002. Prior to joining Build-A-Bear Workshop he was chief of field operations for Kinko’s Inc. and previously held management positions at CompUSA Inc. and The Home Depot, Inc.

“It has been my pleasure to serve as president and COO of Build-A-Bear Workshop,” said Barry Erdos. “I am proud of the company’s accomplishments and of the strategic initiatives that we completed in 2006, including the acquisition of Bear Factory in the United Kingdom, and the successful completion of our company-owned distribution center.”

The Company also announced today the promotion of Paul Bundonis to Chief Workshop Bear and Dave Finnegan to Chief Information Bear. Paul Bundonis joined Build-A-Bear Workshop in May 2006 as regional managing director, western region. Dave Finnegan joined the company in December 1999 as director information technology and was promoted to managing director in March 2005.

Build-A-Bear Workshop, Inc.

Announces Changes to Senior Management Team, 01.05.07	Page 2 of 3

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 260 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made® stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005.  For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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